Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Rimini Street, Inc.:

We consent to the use of our report dated March 16, 2020, with respect to the consolidated balance sheets of Rimini Street, Inc. and subsidiaries as of December 31, 2019 and 2018, the related consolidated statements of operations and comprehensive income (loss), stockholders’ deficit, and cash flows for each of the years in the three-year period ended December 31, 2019, and the related notes, incorporated herein by reference.

/s/ KPMG LLP

Santa Clara, California
August 5, 2020